Luis A. Reyes Elected to FirstEnergy Board of Directors

AKRON, Ohio, Sept. 17, 2013 /PRNewswire/ -- FirstEnergy Corp. (NYSE: FE) today announced that Luis A. Reyes has been elected to the company's Board of Directors. A seasoned nuclear industry veteran, Reyes has more than 36 years' experience in the field, including senior leadership positions at the U.S. Nuclear Regulatory Commission (NRC).

Most recently a consultant to the nuclear industry, he joined the NRC in 1978 as a reactor inspector for the Region III office in Illinois and was recognized with the Presidential Distinguished and Presidential Meritorious awards for dedicated service. Reyes held progressively more responsible leadership roles before being named executive director of Operations in 2004, where he managed the day-to-day operations of the agency. He also served as regional administrator for NRC Region II, overseeing all new commercial nuclear power plant construction in the country as well as operating plant inspections in the southeast United States. Reyes retired from the NRC in 2011 with 33 years of service.

"Luis is well-respected as a leader in the nuclear industry who has demonstrated a strong commitment to the safe and reliable operations of this country's fleet of nuclear power plants," said George Smart, chairman of FirstEnergy's Board of Directors. "We believe Luis will be a strong addition to FirstEnergy's Board of Directors and his extensive experience will benefit the entire corporation."

Reyes holds a Bachelor of Science in electrical engineering and a Master of Science in nuclear engineering from the University of Puerto Rico. He also is a graduate of the Federal Executive Institute and has attended the Harvard University John F. Kennedy School of Government.

The election of Reyes brings the size of FirstEnergy's Board to 15 members.

FirstEnergy is a diversified energy company dedicated to safety, reliability and operational excellence. Its 10 electric distribution companies form one of the nation's largest investor-owned electric systems, serving customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. Its generation subsidiaries currently control more than 20,000 megawatts of capacity from a diversified mix of scrubbed coal, non-emitting nuclear, natural gas, hydro, pumped-storage hydro and other renewables. Follow FirstEnergy on Twitter @FirstEnergyCorp.

Editor's Note: A photo of Mr. Reyes is available for download on Flickr.

SOURCE FirstEnergy Corp.
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